Exhibit 4.7

                              THE TIREX CORPORATION
                          CERTIFICATE OF THE SECRETARY

         The Board of Directors of THE TIREX CORPORATION (the "Company"), has adopted the following resolutions which are now in full force and effect:

         RESOLVED, that the Board of Directors of the Company has authorized four hundred nineteen, six hundred seventeen (419,617) Shares of Common Stock of the Company to be issued to John Threshie and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration;

         RESOLVED, that the Board of Directors of the Company has authorized one million two hundred and ten thousand, three hundred and nine (1,210,309) Shares of Common Stock of the Company to be issued to Michael Ash and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for consulting services rendered for which shares the Company has received full and adequate consideration;

         RESOLVED, that the Board of Directors of the Company has authorized one hundred twenty six thousand, eight hundred four (126,804) Shares of Common Stock of the Company to be issued to Michel DeBlois and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration;

         RESOLVED, that the Board of Directors of the Company has authorized Sixty-two thousand, seven hundred seventy (62,770) Shares of Common Stock of the Company to be issued to Michel Massicotte and to be registered on Form S-8, which shares are to be issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration.

         IN WITNESS WHEREOF, I, as Secretary of said Corporation, have hereunto set my hand and affixed the seal of the Company on this 17th Day of July, 2000.

                                            /s/ MICHAEL D.A. ASH
                                            -------------------------------
                                            Michael D.A. Ash, Secretary